Exhibit 10.28

CONFIDENTIAL SEVERANCE, WAIVER AND RELEASE AGREEMENT

This Confidential Severance, Waiver and Release Agreement ("Agreement") is entered into between Anthony Garcia ("Employee") and Texas Rare Earth Resources Corp (the “Company”) (collectively Employee and the Company are referred to as the “Parties”).

WHEREAS, in connection with the Employee’s termination of employment with the Company effective August 31, 2012, without any admission of liability and expressly denying the same, the Parties wish to resolve any and all disputes, claims, complaints, actions, and demands that the Employee may have against the Company and any of the Company Releasees (as defined below) and that Company Releseasees may have against Employee, arising out of Employee’s employment with and termination of employment from the Company.

NOW, THEREFORE, in consideration of the Severance Pay described herein, and in consideration of the other mutual promises made herein, The Company and Employee hereby agree as follows:

A.	Employee’s Termination of Employment, and Acknowledgement Regarding Return of Property. On August 31, 2012, Employee’s employment with the Company terminated.

Employee acknowledges and agrees that as of the date of termination, Employee has returned to the Company all of the property of the Company, any of its affiliates, any of its customers or any other third party, and that Employee has provided to the Company all passwords, keys, computers, disks, documents, data, Confidential Information (as that term is defined below), and any and all other items that Employee had access to or possession of as a result of Employee’s employment with the Company or as a result of any relationship with any of the Company’s affiliates.

B.	Employee’s Confidentiality and Non-Disparagement Obligations.

1.  Confidentiality of Agreement:  Employee represents and agrees that Employee will not communicate (orally or in writing), or in any way disclose voluntarily to any other person or entity, including but not limited to any and all current or former employees of the Company, members of the greater El Paso, Hudspeth county and Denver communities at large, governmental or quasi-governmental agencies and/or the media or members of the media: (a) the existence, terms and conditions of this Agreement; (b) the negotiations regarding this Agreement; and/or (c) the dollar amount of the Severance Pay included in this Agreement.  Notwithstanding the foregoing, Employee may disclose such information to Employee’s attorney, Employee’s certified tax consultant or certified public accountant, and Employee’s spouse (if any), so long as they agree in writing to be bound by this Section.  If Employee discloses information that is required to be kept confidential to Employee’s spouse and Employee’s spouse subsequently discloses the information contrary to this Section, Employee will be required to return the Severance Pay provided for in this Agreement and shall be liable for a breach of this Section as if it were Employee’s own.

2.  Confidentiality of the Company’s Information.  Employee further acknowledges that by reason of Employee’s position with the Company, Employee has been given access to Confidential Information with respect to the business affairs of the Company, including its customers, vendors, and the communities in which it operates.  Employee represents that Employee has held all such Confidential Information confidential and will continue to do so, and in connection with such undertaking, will not engage in any conduct or activity reasonably related to Employee’s possession of Confidential Information which is likely to have an adverse effect on the operations of the Company, including with respect to its customers, vendors and the communities in which it operates.  Employee further agrees that Employee will not disclose, or cause to be disclosed in any way, any Confidential Information, including documents, obtained as a result of or in connection with Employee’s employment with the Company to any third person, without the express, written consent of the Company.  Employee agrees and represents that Employee has not retained any Confidential
Information, including documents, obtained as a result of or in connection with Employee’s employment with the Company.

The term “Confidential Information” shall include, but not be limited to, the whole of any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) The Company or the Company Releasees, (2) its or their clients and customers and vendors, or (3) any third party which the Company or the Company Releasees are under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for the Company’s benefit whether or not developed, in whole or in part by Employee.  For purposes of this Agreement, “Confidential Information” shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; customer information including, but not limited to, present or prospective customer lists, profiles, or preferences; marketing or business development plans, strategies, analysis, concepts or ideas; dealer agreements and information; contracts; general financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, licenses, costs, and fees; pricing strategies and discounts; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company’s business.  All such Confidential Information is extremely valuable and is intended to be kept secret to the Company, and is the sole and exclusive property of the Company or the Company Releasees or its or their clients and customers.

The term Confidential Information shall not include any information generally available to the public or publicly disclosed by the Company (other than by the act or omission of Employee), information disclosed to Employee by a third party under no duty of confidentiality to the Company, or information required by law or court order to be disclosed by Employee (although such information may be maintained as confidential pursuant to a protective order).

3.  Non-disparagement:  Employee agrees that Employee will not defame, slander or otherwise disparage the Company or the Company Releasees, or their business, operations and products.   The Company agrees that it will not defame, slander or otherwise disparage the Employee.

4.  Breach of this Section:  If Employee breaches this confidentiality and non-disparagement Section, Employee agrees that such breach will cause the Company damage and that such damages will be difficult to ascertain; therefore, Employee agrees that upon any such breach, the Company shall have the right to immediately stop payment of any consideration described in Section C, below and Employee will be liable for any further damages directly or indirectly resulting from Employee’s breach. The Company may further initiate a civil action for breach of this Section and Employee agrees that if Employee breaches this Section, Employee will stipulate to the entry of a court injunction prohibiting Employee from engaging in any further breach.

Nothing in this Agreement shall restrict or preclude Employee from, or otherwise influence Employee in, testifying truthfully in any civil, criminal or administrative proceeding, as required by law or formal legal process.  If Employee is compelled to testify by law or formal legal process, concerning this Agreement or Employee’s employment with the Company, Employee will advise counsel for the Company immediately, but no later than three calendar days within receiving notice of such compulsion.

C.
Consideration for Employee.  Employee acknowledges and agrees that as of the date that Employee executes this Agreement, Employee has already been paid for:  that portion of Employee’s salary earned through the date of Employee’s termination of employment, Employee’s unused but accrued vacation time, if any; any approved expense reimbursements; and any amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts (if any) have been paid in accordance with the terms and conditions of such employee benefit plans,  programs or arrangements. Employee further acknowledges and agrees that (i) any and all stock options granted to employee shall expire, terminate, and be forfeited as of the date of termination (August 31, 2012), notwithstanding the vested or unvested nature of Employee’s stock options as of such date, or any post-termination exercise period that may otherwise be permitted under the terms and conditions of Employee’s stock option grant documentation, and (ii) no further payments or items of value of any kind are due to Employee, except as expressly provided below in this Section.

1.  Severance Pay:  After Employee executes and does not revoke this Agreement, The Company will pay Employee the amount of Two Hundred Thousand Dollars ($200,000), less any deductions required by law including withholdings as Severance Pay and in consideration for the terms of this Agreement, including but not limited to Employee’s waiver and release of the Company and the Company Releasees set forth below in Section E.  This Severance Pay amount is equivalent to twelve months of Employee’s base salary in effect on the date of Employee’s termination of employment.  The Severance Pay will be paid in equal installments on the Company’s regularly scheduled payroll dates over the twelve month period measured from the date of Employee’s termination; provided, however that any payments that would otherwise be made prior to the date on which Employee executes this Agreement and during the revocation period set forth in Section J(5) will be withheld and paid on the first regularly scheduled payroll date occurring after the date of Employee’s execution of this document and the lapse of such revocation period.  For purposes of clarity, Employee acknowledges and agrees that he will not be paid any Severance Pay if Employee has not executed this Agreement or if Employee revokes this Agreement pursuant to Section J(5) below.  The Severance Pay will be included in Employee’s W-2 for 2012.

Employee will indemnify and hold the Company harmless from any costs, liability or expense, including reasonable attorney's fees, arising from the taxation, if any, of the Severance Pay received by Employee pursuant to this Agreement, including but not limited to any penalties or administrative expenses.

2.  COBRA Continuation:  On the express condition that Employee has executed and not revoked this Agreement, and provided Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law, if applicable (“COBRA”), the Company shall pay, during the period from September 1, 2012 through February 28, 2012 (or such shorter period as Employee is entitled to COBRA continuation coverage under the terms of the Company’s insurance policies or plans), the premiums for the coverage elected by Employee.  Employee shall be solely responsible for the payment of all applicable premiums for the balance of the period (if any) during which Employee and Employee’s eligible dependents are eligible for coverage under COBRA.

D.
Violation of Agreement.   If Employee breaches this Agreement, Employee agrees that such breach will cause the Company damage and that such damages will be difficult to ascertain; therefore, Employee agrees that upon any such breach, the Company shall have the right to immediately stop payment of any consideration described in Section C, above.  Nothing contained herein shall be construed as prohibiting the Company or the Company Releasees from pursuing any other remedies available to them in the event of a breach by Employee, including any equitable remedies that may be available to the Company or the Company Releasees.

E.
Full General Release and Waiver of Claims by Employee. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company or any of its direct or indirect subsidiaries or affiliates or all affiliated companies, together with any of their current and former officers, directors, managers, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Company Releasees”). Except as to the obligations of the Company arising under this Agreement, Employee, on Employee’s own behalf and on behalf of any of Employee’s companies, entities, heirs, family members, executors, agents, and assigns, hereby and forever releases the Company and the Company Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against the Company or any of the Company Releasees arising from any omissions, acts, facts, or damages that have occurred at any time whatsoever up until and including the date that Employee executes this Agreement, including, without limitation:

(1)            any and all claims relating to or arising from Employee’s employment with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(2)            any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; outrageous conduct; conversion; and disability benefits;

(3)            any and all claims for violation of any federal, state, or municipal statute or regulation, including, but not limited to, the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the National Labor Relations Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Colorado Anti-Discrimination Act; the Colorado Wage Claim Act; all of the foregoing as amended, and any and all regulations under such laws;

(4)            any and all claims for violation of the federal or any state constitution;

(5)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(6)           any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income; and

(7)            any and all claims for damages (including but not limited to claims for compensatory or punitive damages), injunctive relief, attorney’s fees and costs, and equitable relief.

(8)           any and all claims for compensation, including, but not limited to, claims under or with respect to any stock options that Employee may have received from the Company that are forfeited as of the date of Employee’s termination pursuant to the terms and conditions hereof.

Employee specifically acknowledges and agrees that by entering into this Agreement and in exchange for the consideration described above to which Employee otherwise would not be entitled, Employee is waiving and releasing any and all rights and claims that Employee may have against the Company and/or the Company Releasees.

Employee agrees not to bring any lawsuits against the Company or the Company Releasees relating to the claims that Employee has released and not to accept any damages pursued by any other entity or person on Employee’s behalf.

Except as to the obligations of the Employee arising under this Agreement, Company, on its own behalf and on behalf of any of its predecessors, successors, affiliates, principals and assigns hereby and forever releases the Employee from,  any claim, complaint, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company may possess against the Employee arising from any omissions, acts, facts, or damages that have occurred at any time whatsoever up until and including the date that Employee executes this Agreement, other than those involving (i) fraud, or (ii) a violation of applicable law.

F.
Reservation of Employee’s Rights. This Agreement does not waive or release any rights Employee may have for unemployment or worker’s compensation or any other rights that Employee cannot waive or release pursuant to the law.

G.
Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

H.
Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of Colorado.  Any dispute regarding, relating to or arising under this Agreement or the facts giving rise to the Agreement shall be litigated in Colorado, and Employee expressly agrees to the personal and subject matter jurisdiction of the state and federal courts in Colorado.

I.
Entire Agreement.  Employee and the Company understand and agree that this Agreement contains all the agreements between the Company and Employee relating to Employee’s employment with and termination by the Company.  Any other prior agreement or agreements between Employee and the Company (including but not limited to the Company’s affiliates) are expressly extinguished, declared null and void or of no further legal effect by virtue of this Agreement.

J.
ACKNOWLEDGEMENTS.  Employee specifically acknowledges and agrees that by entering into this Agreement and in exchange for the consideration described in Section C above, including the Severance Pay, to which Employee otherwise would not be entitled, Employee is waiving and releasing any and all rights and claims that Employee may have arising from the Age Discrimination in Employment Act, as amended, which have arisen on or before the date of execution of this Agreement.

Employee further expressly acknowledges and agrees that:

1.	Employee has read and understands this Agreement and is entering this Agreement knowingly and voluntarily.

2.
Employee understands and agrees that, by signing this Agreement, Employee is giving up any right to file any legal proceedings (i.e., lawsuits) against the Company or the Company Releasees arising on or before the date of the Agreement.  Employee is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed or that Employee cannot waive or release pursuant to the law.

3.
EMPLOYEE IS HEREBY ADVISED IN WRITING BY THIS AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  EMPLOYEE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY THE EMPLOYEE’S ATTORNEY, OR THAT EMPLOYEE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO THE COMPANY’S RECOMMENDATION.

4.
Employee understands and agrees that Employee has had forty-five (45) days from the day Employee received this Agreement, not counting the day upon which Employee received it, to consider whether Employee wishes to sign this Agreement.  Employee further acknowledges that if Employee signs this Agreement before the end of the forty-five (45) day period, it will be Employee’s personal, voluntary decision to do so and Employee has not been pressured to make a decision sooner.

5.
Employee further understands that Employee may revoke (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it.  Employee agrees that the revocation will be in writing and hand-delivered or mailed to the Company.  If mailed, the revocation must arrive at the Company within the seven (7) day period, properly addressed to Texas Rare Earth Resources Corp, Att’n: Wm Chris Mathers Chief Financial Officer, 304 Inverness Way South, Suite 365, Englewood, CO 80112.  Employee understands that Employee will not receive any Severance Pay under this Agreement if Employee revokes it, and in any event, Employee will not receive any Severance Pay until after the seven (7) day revocation period has expired.

6.
If Employee does not sign and return this Agreement to Company by the 45th day after Employee’s date of termination, this Agreement shall be null and void, and the offer set forth herein shall be withdrawn as of such day.

7.	Employee has been advised and understands as follows:

a.	The eligibility factors for the Company’s severance program, the class, unit, or group of individuals covered by such program, and any time limits applicable to such program are as follows:

i.
The Company selected eligible individuals for this program based on the Company’s desire to close or significantly downsize its Denver office as a result of its current staffing needs and other financial considerations.

ii.	The job titles and ages of the employees in the Denver office selected for the program are:

Nadine Wakely, Age 56 (Director of Investor Relations)
Tina Barreto, Age 48 (Investor Relations Associate)
Stanley Korzeb, Age 59 (Vice President of Exploration)
Anthony Garcia, Age 47 (Senior VP of Development)
Chris Mathers, Age 53 (Chief Financial Officer).

The job titles and ages of the other individuals in the same organizational unit not selected for the program are:  none.

K.
No Application. Employee hereby agrees that Employee will not apply for an employment position or a contractor position with the Company or Company Releasees in the future and that no such applications are pending as of the effective date of this Agreement.

L.
Cooperation.  Employee agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected.  Employee will make Employee available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation.  Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section L.

This Agreement may be executed in counterparts and may be delivered by facsimile or other electronic means, all of which shall be deemed to be originals, and which shall be deemed to constitute one document.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

I HAVE READ AND UNDERSTOOD THIS AGREEMENT BEFORE SIGNING IT, AND SIGN THIS AGREEMENT KNOWINGLY AND VOLUNTARILY:

EMPLOYEE

DATED: 9/14/2012	/s/ Anthony Garcia
Anthony Garcia

TEXAS RARE EARTH RESOURCES CORP

DATED: 9/14/2012	/s/ Daniel E Gorski
By: Daniel E Garski
Its:Chief Executive Officer